Exhibit 99.1

FIRST                                                                    FOR
FEDERAL                                                            IMMEDIATE
BANCSHARES                                                           RELEASE
1401 Highway 62-65 North
P. O. Box 550
Harrison, AR  72601                          FOR FURTHER INFORMATION CONTACT:
                                                Larry J. Brandt/President-CEO
                                                     Tommy Richardson/EVP-COO
                                                      Sherri Billings/EVP-CFO
                                                                 870-741-7641


           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                       ANNOUNCES EARNINGS

Harrison, Arkansas - July 29, 2004 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank"), announced today that the Corporation's net income amounted to $1,931,000 or $0.38 basic earnings per share and $0.36 diluted earnings per share during the second quarter of 2004 compared to net income of $1,887,000 or $0.37 basic earnings per share and $0.35 diluted earnings per share during the second quarter of 2003. Earnings for the six months ended June 30, 2004 amounted to $3,691,000 or $0.72 basic earnings per share and $0.68 diluted earnings per share compared to earnings of $3,871,000 or $0.76 basic earnings per share and $0.73 diluted earnings per share for the same period ended June 30, 2003. Book value or stockholders' equity per share, at June 30, 2004, was $14.35.

Larry J. Brandt, President/CEO for the Corporation said, "We are pleased to report our assets have grown to $713 million. This growth is the result of the outstanding growth in our loan portfolio for the year as evidenced by the increase of approximately $66 million in net loans receivable which represents an annualized increase of 25.7%. Loan production continues to be the primary factor in the improvement of our net interest margin which increased to 3.84% for the quarter ended June 30, 2004. We are also pleased with the return on average assets and return on average equity of 1.10% and 10.21%, respectively, for the quarter ended June 30, 2004.

Total assets at June 30, 2004 amounted to $712.6 million, total liabilities were $638.1 million and stockholders' equity totaled $74.6 million or 10.5% of total assets. This compares with total assets of $690.7 million, total liabilities of $615.6 million and stockholders' equity of $75.1 million or 10.9% of total assets at December 31, 2003. At June 30, 2004 compared to December 31, 2003, cash and cash equivalents decreased $40.7 million or 72.4%, investment securities held to maturity decreased $3.0 million or 3.7% and net loans receivable increased $65.9 million or 12.9%. At June 30, 2004, liabilities were $638.1 million compared to $615.6 million at December 31, 2003. The $22.5 million or 3.7% increase was primarily due to an increase of $8.1 million or 1.4% in deposits and an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $13.9 million or 35.2%. Cash and cash equivalents,

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funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. Stockholders' equity decreased during the six month period ended June 30, 2004 primarily due to the purchase of 256,700 shares of treasury stock totaling $5.2 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.1 million. Such decrease was partially offset by net income in the amount of $3.7 million resulting from continued profitable operations as well as the issuance of 112,096 shares of treasury stock totaling $1.1 million as a result of the exercise of stock options.

Nonperforming assets, consisting of nonaccrual loans, nonperforming restructured loans and repossessed assets, amounted to $3.5 million or 0.48% of total assets at June 30, 2004, compared to $4.5 million or 0.65% of total assets at December 31, 2003. The allowance for loan losses amounted to $1.7 million at June 30, 2004 or 0.27% of total loans and $1.6 million at December 31, 2003 or 0.29% of total loans.

Net interest income, the primary component of net income, increased from $5.6 million and $11.3 million for the three and six months ended June 30, 2003, respectively, to $6.3 million and $12.2 million for the comparable periods in 2004. Net interest margin for the three months and six months ended June 30, 2004 was 3.84% and 3.73%, respectively, compared to 3.45% and 3.50%, respectively, for the same periods in 2003.

The provision for loan losses increased $66,000 to $202,000 for the three month period ended June 30, 2004 compared to $136,000 for the three month period ended June 30, 2003 and increased $46,000 to $461,000 for the six month period ended June 30, 2004 compared to $415,000 for the six month period ended June 30, 2003.

Noninterest income decreased $560,000 or 26.1% to $1.6 million for the three month period ended June 30, 2004 compared to $2.1 million for the three months ended June 30, 2003 and decreased $672,000 or 18.2% to $3.0 million for the six month period ended June 30, 2004 compared to $3.7 million for the six months ended June 30, 2003. The decrease in noninterest income for the three months and six months ended June 30, 2004 compared to the three months and six months ended June 30, 2003 was primarily due to a decrease in profit on sale of mortgage loans in the secondary market and the corresponding recognition of fees related to such loans and the appreciation in value recognized in the second quarter of 2003 on the contribution of the office building formerly occupied by the Bank's lending operations. This decrease was partially offset by an increase in deposit fee income.

Noninterest expenses decreased $170,000 or 3.4% between the 2003 and 2004 three month periods ended June 30 and increased $270,000 or 3.0% between the 2003 and 2004 six month periods ended June 30. The decrease for the three month period was primarily due to a decrease in contributions. This decrease was partially offset by an increase in salaries and employee benefits and advertising and public relations. The increase in the six month period was primarily due to an increase in salaries and employment benefits, net occupancy expense, and advertising and public relations. This increase was partially offset by a decrease in contributions. The decrease in contributions is a result of the donation of the building discussed above.

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First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. In the second quarter, the Bank broke ground on its third office in Mountain Home, Arkansas. The Corporation was also named one of the top 200 publicly traded community banks in the United States by U.S. Banker magazine, based on 3 year average return on equity. The Bank, in its 70th year, conducts business from 15 full-service branch locations, one stand-alone loan production office, and 24 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.


                      Financial Tables Attached



















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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      (In thousands of dollars)
                             (Unaudited)


                                                 June 30,       December 31,
ASSETS                                             2004            2003
                                                 -------        -----------
Cash and cash equivalents                       $ 15,509        $ 56,201
Investment securities held to maturity            77,378          80,379
Federal Home Loan Bank stock                       3,322           3,749
Loans receivable, net of allowances              578,682         512,756
Accrued interest receivable                        4,269           4,089
Real estate acquired in settlement of loans, net     523             822
Office properties and equipment, net              14,599          14,238
Cash surrender value of life insurance            17,509          17,102
Prepaid expenses and other assets                    850           1,317
                                                 -------         -------
  TOTAL ASSETS                                  $712,641        $690,653
                                                 =======         =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                        $581,641        $573,580
Federal Home Loan Bank advances                   53,497          39,562
Advance payments by borrowers for
  taxes and insurance                                591             725
Other liabilities                                  2,339           1,708
                                                 -------         -------
  Total liabilities                              638,068         615,575

TOTAL STOCKHOLDERS' EQUITY                        74,573          75,078
                                                 -------         -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                        $712,641        $690,653
                                                 =======         =======




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           FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               AND RELATED SELECTED OPERATING DATA
      (In thousands of dollars, except earnings per share)
                           (Unaudited)

                          Three Months Ended June 30, Six Months Ended June 30,
                          --------------------------- -------------------------
                             2004        2003            2004         2003
                          -----------  -------------- ----------- -------------

Interest income            $ 9,713     $ 9,716         $19,094      $19,807
Interest expense             3,433       4,118           6,940        8,506
                            ------      ------          ------       ------
Net interest income          6,280       5,598          12,154       11,301
Provision for loan losses      202         136             461          415
                            ------      ------          ------       ------
Net interest income after
  provision for loan losses  6,078       5,462          11,693       10,886
Noninterest income           1,585       2,145           3,016        3,688
Noninterest expenses         4,824       4,994           9,298        9,028
                            ------      ------          ------       ------
Income before income taxes   2,839       2,613           5,411        5,546
Income tax provision           908         726           1,720        1,675
                            ------      ------          ------       ------
Net income                 $ 1,931     $ 1,887         $ 3,691      $ 3,871
                            ======      ======          ======       ======


  Earnings Per Share:

    Basic                  $  0.38     $  0.37         $  0.72      $  0.76
                            ======      ======          ======       ======

    Diluted                $  0.36     $  0.35         $  0.68      $  0.73
                            ======      ======          ======       ======


Selected Operating Data (Quarter Annualized):
---------------------------------------------

Interest rate spread                     3.73%       3.32%     3.61%     3.36%
Net interest margin                      3.84%       3.45%     3.73%     3.50%
Return on average assets                 1.10%       1.09%     1.05%     1.12%
Noninterest expenses to average assets   2.75%       2.87%     2.66%     2.62%
Return on average equity                10.21%      10.48%     9.77%    10.86%








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